Exhibit 10.26

Director Pay Program

Bancorp Director Pay Program

Fifth Third Bank’s Director Pay Program is reviewed each year. Our compensation philosophy is to position director compensation competitively relative to our peer group to attract and retain highly competent candidates with significant leadership capabilities for Board service. We benchmark the compensation package for Directors to that of our peers—those banks with whom we compete for talent and customers.

Director pay at Fifth Third Bank is comprised of two primary components:
•Annual Cash Retainer: Additional annual cash retainer is paid to committee chairpersons and members of certain committees.
•Long-Term Incentive Compensation (LTI): Equity-based awards consisting of restricted stock units (RSU).
Directors have the choice of deferring all components of pay. Cash retainers can be deferred under the Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors, and LTI can be deferred under the Fifth Third Bancorp Incentive Compensation Plan.

Bancorp Director Pay Program Highlights
•Vesting: There is no set vesting schedule for RSUs granted for Board service. Rather, RSUs are paid out in shares when service as a Director ends.
•RSU Deferral Feature: The choice is available to defer receipt of shares under the award beyond when board service ends. The deferral feature is described in more detail below.
•Dividend Deferral: Reinvested per policy, unless grandfathered under previous policy.
•Grant Date: The grant date coincides with the date of the Annual Meeting.
•Restricted Stock Units: Awards will be made in Restricted Stock Units.
•Share Ownership: Directors are required to maintain a share ownership level equal to at least six times (6x) their annual cash retainer amount, not including fees payable for committee service. Directors have 5 years from their election date to meet this requirement.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

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Director Pay Program

Plan Overview
Plan Objectives
•Attract and retain highly competent candidates with significant leadership capabilities for Board service.
•Tie a substantial portion of compensation to increases in long-term shareholder value.
•Provide appropriate recognition of the Director’s time and commitment in overseeing governance for Fifth Third Bancorp.
Eligible Participants
All non-employee Bancorp Directors are eligible to participate.

Type	Payment Amount	Payment Timing
Annual Board Retainer (cash)	Director $105,000	Paid Quarterly
Lead Independent Director $90,000

Annual Board Retainer (equity)	Director $145,000	Annual Meeting Date*
Independent Chair $175,000 (not currently applicable)
Annual Committee Retainer (cash)	Audit Committee	Paid Quarterly
Chair $45,000
Member $15,000

	Human Capital and Compensation Committee	Paid Quarterly
Chair $30,000

	Risk and Compliance Committee	Paid Quarterly
Chair $45,000
Member $15,000

	Executive Committee (not currently applicable)	Paid Quarterly
Chair $55,000

	Nominating and Corporate Governance Committee	Paid Quarterly
Chair $30,000

	Technology Committee	Paid Quarterly
Chair $30,000
Dividend Equivalents	Reinvested per policy, unless grandfathered under previous policy	Paid Quarterly

*A pro-rated RSU grant will be awarded upon a Director's election to the Board if the election occurs outside of the annual shareholders meeting.

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Director Pay Program

As a Fifth Third Bancorp Director, there are several ways to defer receipt of compensation for services as a Director. These are outlined below.
Director Cash Retainer Deferral
Fifth Third has made available to its Directors the option to defer 50 percent or more of the cash compensation payable for services as a Director and/or as a member of a Committee of the Board of Directors. Percentage elections are made on an annual basis during open enrollment, which typically occurs during November or December. The percentage elected will be credited to a Deferred Compensation account, which will be paid in cash on a future date as specified on the election form. For more information, please see the Summary of the Unfunded Deferred Compensation Plan for Non-Employee Directors.
Director LTI Deferral
The vesting on any LTI award will be deferred until service as a Board of Director ends. This means that upon leave from the Board any accumulated LTI awards will be distributed in one lump sum. An election to change the timing of this distribution can be made by deferring receipt until a later date.
The deferral election period typically occurs during November or December for the following years RSU grant. During the deferral election period one or a combination of the following schedules can be chosen for any grants that might be given in the future:
•Lump Sum Distribution: The choice can be made to defer receipt of grants from one to 10 years after the date Board service ends. Units will be distributed in one lump sum on August 1 of the year chosen following service end date. Example: Board leave date is April 1, 2026, and five years after term date is elected as the deferral. Units will distribute in one lump sum on August 1, 2031.
•Installment Distribution: Receipt of accumulated units can be spread over one to up to 10 years. Distributions from each outstanding grant will occur in equal annual installments starting on August 1 following the service end date. All distributions are to be completed by the 10th anniversary of the leave date. Example: Service end date is April 1, 2026, and an annual installment over five years is elected; The distribution will be made in substantially equal, annual installments to last five years. The first distribution would be made August 1, 2027.

The initial election to instruct Fifth Third on how distributions are to be received is made once.
The installment schedule chosen will apply to any grants received in the future. However, elections to defer individual grants must be made each year. Directors can expect an election form in the mail each Fall, asking that an election be made to defer or not defer the upcoming year’s RSU grant.
Dividend Equivalents
As described above, dividend equivalents will be reinvested for all new Directors. Legacy Directors previously have two choices for how dividend equivalents will be paid; in cash or reinvested. If the cash election is made, dividend equivalents will be received by direct deposit or a check mailed to the address of record. If the reinvestment election is made or is required in the case of a new director, dividend equivalent amounts will be converted to additional Restricted Stock Units. These additional units will be attached to outstanding awards and will be distributed at the same time the shares from the Restricted Stock Units are distributed.
The Director LTI deferral election materials will include election information for dividend equivalents.
Designation of a Beneficiary
To designate a beneficiary, log onto the Fidelity brokerage account, go to “update account/ features” and click on profile. Follow the steps provided online to designate beneficiaries for the account. If a decision is made not to designate a beneficiary, the estate shall be deemed to be the beneficiary.

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Director Pay Program

Questions & Answers

What if I want to change my payout election?
After the initial election is made, if it’s determined a change is needed to that election, a one-time change will be allowed by submitting a new election form. Election changes to outstanding grants are allowed provided they are made at least one year before the scheduled payout and must defer payout for at least five additional years (but cannot defer payment beyond 10 years after the leave date).
If I choose installments, how will my distribution be calculated?
For the purposes of calculating an installment schedule, distributions will be made in substantially equal, annual installments to last from 1 - 10 years accordingly. The last distribution can be made no later than the tenth calendar year following the calendar year of service end date.

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